news release First Quarter 2008 Results
Contacts: Investors - James M. Gruskin 800/497-6329 Media - Tyler D. Gronbach 919/297-1541

R.H. DONNELLEY REPORTS SOLID FIRST QUARTER REVENUES AND EBITDA

• Soft Advertising Sales In-Line with Full Year Guidance

• Launches Refinancing

CARY, N.C., May 8, 2008 -- R.H. Donnelley Corporation (NYSE: RHD), one of the nation's leading Yellow Pages and online local commercial search companies, today reported first quarter 2008 net revenues of $675 million, up 2 percent over the same period in the prior year. Adjusted EBITDA1  . in the quarter was $357 million and adjusted EBITDA margin was 52.9%. Adjusted free cash flow in the quarter was $92 million based on cash flow from operations of $100 million, capital expenditures of $10 million and $2 million of adjustments related to other compensation expense at Business.com. First quarter advertising sales were $718 million, down 4.8 percent from pro forma advertising sales for the same period in the prior year. Net loss for the quarter was $1.6 billion, reflecting a goodwill impairment charge of $2.5 billion. Excluding the effect of goodwill impairment recorded in the quarter, net income would have been $15 million. As of March 31, 2008, RHD’s net debt outstanding was $9,951 million, excluding the purchase accounting fair value adjustment of $100 million.

“We generated strong revenues in the quarter driven by the pull through of ad sales from the prior year, lower claims and allowances and the addition of Business.com. This resulted in solid EBITDA in the quarter. Ad sales, a leading indicator of revenues, reflected weak economic conditions in our markets as we expected,” said David C. Swanson, chairman and CEO of R.H. Donnelley. “We are aggressively managing costs in response to this operating environment.”

[1]	Before (a) FAS 123 R expense, (b) expense related to the goodwill impairment charge and (c) other compensation expense associated with the Business.com acquisition

Swanson continued, “We are also launching a series of refinancings today that are expected to reduce near-term mandatory debt repayments, extend our maturity profile and reduce debt levels. These actions provide us with greater flexibility to navigate through this business cycle and manage the business for sustainable growth when a better climate returns.”

The Company recorded a $2.5 billion non-cash, pre-tax charge associated with goodwill impairment in the quarter to reflect the recent decline in the market value of the Company’s debt and equity securities. The charge does not impact the Company’s current or future cash flow, compliance with debt covenants, tax attributes or management’s outlook for the business.

Refinancing
The Company announced its intention to refinance the Dex West credit facility and amend the R.H. Donnelley Inc. credit agreement to provide additional covenant flexibility as well as extend the maturity date of the revolving credit facility.

Outlook
The Company affirms its full year 2008 guidance last updated on February 28, 2008 on the basis on which it was provided, which excludes the impact of the announced refinancings.

Further important information regarding operating results and related reconciliations of non-GAAP financial measures to the most comparable GAAP measures can be found in the schedules and related footnotes of this press release, which should be thoroughly reviewed. Advertising sales is a statistical measure and consists of sales of advertising in print directories distributed during the period and Internet-based products and services with respect to which such advertising first appeared publicly during the period. It is important to distinguish advertising sales from net revenues, which is recognized under the deferral and amortization method.

First Quarter Conference Call
R.H. Donnelley will host a conference call to discuss its first quarter 2008 results today at 10:00 a.m. (ET). The call can be accessed by dialing 888-387-9606 (domestic) or 517-645-6055 (international). The pass code for the call is "RHD". Please dial in to the call by 9:50 a.m. (ET) to ensure a prompt start time. The call will also be available through a Web cast, which can be accessed by visiting our Web site at www.rhd.com, clicking on "Investor Relations" and following the instructions provided. Those unable to participate at the scheduled time may access a recorded replay by dialing 800-879-6405 (domestic) or 402-220-4745 (international). The recording will be available through May 22, 2008. There is no pass code for the replay. In addition, an archived version of the Web cast will be available on RHD’s Web site for up to one year from the date of the call.

Helping Local Businesses Reach More Customers
R.H. Donnelley's interactive offerings are essential to its Triple Play™ solution suite -- an integrated set of products and services that efficiently and effectively extend the marketing reach of local businesses. Spanning multiple media platforms -- print Yellow Pages directories, DexKnows.com™ search site and the major search engines (e.g. Yahoo!® and Google®) via the Company's Dex Search Marketing® tools -- Triple Play delivers the advertisements of local businesses to a wider set of ready-to-buy consumers.

About R.H. Donnelley
R.H. Donnelley connects businesses and consumers through its portfolio of print and interactive marketing solutions. Small- and medium-sized businesses look to R.H. Donnelley's experienced team of marketing consultants to help them grow their companies and drive sales leads. Consumers depend on the Company's reliable, local business content to deliver the most relevant search results when they are seeking local goods and services. For more information, visit www.rhd.com and DexKnows.com.

Safe Harbor Provision
Certain statements contained in this press release regarding RHD’s future operating results or performance or business plans or prospects and any other statements not constituting historical fact are “forward-looking statements” subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Where possible, the words “believe,” “expect,” “anticipate,” “intend,” “should,” “will,” “planned,” “estimated,” “potential,” “goal,” “outlook” and similar expressions, as they relate to RHD or its management, have been used to identify such forward-looking statements. All forward-looking statements reflect only RHD’s current beliefs and assumptions with respect to future business plans, prospects, decisions and results, and are based on information currently available to RHD. Accordingly, the statements are subject to significant risks, uncertainties and contingencies, which could cause RHD’s actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by, these statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: (1) the risk that the legacy Dex and RHD businesses will not continue to be integrated successfully; (2) the risk that the expected strategic advantages and remaining cost savings from the Dex Media merger may not be fully realized or may take longer to realize than expected; (3) disruption from the Dex Media merger making it more difficult to maintain relationships with customers, employees or suppliers; (4) our significant indebtedness and the limitations placed upon us under the related debt agreements; (5) the risk that the contemplated refinancings might not be completed in a timely manner, without conditions, or at all; and (6) general economic conditions and consumer sentiment in our markets . Additional factors that could cause RHD’s results to differ materially from those described in the forward-looking statements are described in detail in RHD’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 in Item 1A “Risk Factors” as well as RHD’s other periodic filings with the SEC that are available on the SEC’s website at www.sec.gov.

(See attached tables)

R.H. DONNELLEY CORPORATION	Schedule 1
INDEX OF SCHEDULES

Schedule 1:	Index of Schedules

Schedule 2:	Unaudited Condensed Consolidated Statements of Operations for the three months ended March 31, 2008 and 2007

Schedule 3:	Unaudited Condensed Consolidated Balance Sheets at March 31, 2008 and December 31, 2007

Schedule 4:	Unaudited Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2008 and 2007

Schedule 5:	Reconciliation of Non-GAAP Measures

Schedule 6:	Statistical Measures - Advertising Sales

Schedule 7:	Notes to Unaudited Condensed Consolidated Financial Statements and Non-GAAP Measures

Note: These schedules are preliminary and subject to change pending the Company's filing of its Form 10-Q.

R.H. DONNELLEY CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Schedule 2
Amounts in millions, except earnings per share

	Three Months Ended March 31,
	2008	2007
Net revenue (1)	$674.7	$661.3
Expenses (1)	330.4	330.3
Depreciation and amortization	118.3	103.0
Goodwill impairment (2)	2,463.6	-
Operating (loss) income	(2,237.6)	228.0
Interest expense, net	(195.9)	(201.6)
Pre-tax (loss) income	(2,433.5)	26.4
Tax benefit (provision)	810.4	(10.4)
Net (loss) income	$(1,623.1)	$16.0

(Loss) earnings per share (EPS):
Basic	$(23.60)	$0.23
Diluted	$(23.60)	$0.22

Shares used in computing EPS:
Basic	68.8	70.7
Diluted	68.8	72.0

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements and Non-GAAP Measures - Schedule 7.

Note: These schedules are preliminary and subject to change pending the Company's filing of its Form 10-Q.

R.H. DONNELLEY CORPORATION	Schedule 3
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

Amounts in millions
	March 31,	December 31,
	2008	2007
Assets
Cash and cash equivalents	$29.9	$46.1
Accounts receivable, net	1,099.4	1,063.5
Deferred directory costs	193.7	183.7
Other current assets	149.4	173.9
Total current assets	1,472.4	1,467.2

Fixed assets and computer software, net	182.3	187.7
Intangible assets, net	11,066.5	11,170.5
Other non-current assets	137.5	139.4
Goodwill (2)	660.2	3,124.3
Total Assets	$13,518.9	$16,089.1

Liabilities and Shareholders' Equity
Accounts payable and accrued liabilities	$217.5	$230.7
Accrued interest	156.9	198.8
Deferred directory revenue	1,198.5	1,172.0
Current portion of long-term debt	186.3	177.2
Total current liabilities	1,759.2	1,778.7

Long-term debt	9,894.5	9,998.5
Deferred income taxes, net	1,471.9	2,288.4
Other non-current liabilities	210.3	200.8
Total liabilities	13,335.9	14,266.4

Shareholders’ equity	183.0	1,822.7

Total Liabilities and Shareholders' Equity	$13,518.9	$16,089.1

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements and Non-GAAP Measures - Schedule 7.

Note: These schedules are preliminary and subject to change pending the Company's filing of its Form 10-Q.

R.H. DONNELLEY CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS	Schedule 4

Amounts in millions

	Three Months Ended March 31,
Operating activities:	2008	2007
Net (loss) income	$(1,623.1)	$16.0
Goodwill impairment (2)	2,463.6	-
Depreciation and amortization	118.3	103.0
Deferred income taxes	(812.1)	10.2
Changes in working capital	(49.1)	(10.7)
Other	2.3	25.3
Net cash provided by operating activities	99.9	143.8

Investment activities:
Additions to fixed assets and computer software	(10.1)	(13.1)
Equity investment disposition (investment)	4.3	(2.5)
Net cash used in investing activities	(5.8)	(15.6)

Financing activities:
Increase (decrease) in checks not yet presented for payment	4.2	(6.2)
Credit facilities repayments and note repurchases	(91.4)	(193.5)
Revolver repayments	(232.4)	(226.4)
Borrowings under the Revolver	215.3	207.3
Repurchase of common stock	(6.1)	-
Proceeds from option exercises	0.1	9.1
Net cash used in financing activities	(110.3)	(209.7)

Decrease in cash and cash equivalents	(16.2)	(81.5)

Cash and cash equivalents, beginning of period	46.1	156.2

Cash and cash equivalents, end of period	$29.9	$74.7

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements and Non-GAAP Measures - Schedule 7.

Note: These schedules are preliminary and subject to change pending the Company's filing of its Form 10-Q.

R.H. DONNELLEY CORPORATION	Schedule 5a
RECONCILIATION OF NON-GAAP MEASURES
(unaudited)

Amounts in millions

	Three Months Ended March 31,
	2008	2007

Reconciliation of net (loss) income - GAAP to EBITDA (3)

Net (loss) income - GAAP	$(1,623.1)	$16.0
Plus goodwill impairment	2,463.6	-
Plus tax (benefit) provision	(810.4)	10.4
Plus interest expense, net	195.9	201.6
Plus depreciation and amortization	118.3	103.0
EBITDA	$344.3	$331.0

Amortized deferred cost uplift on Dex sales contracts as of the merger date	-	17.0

Purchase accounting adjustments related to bad debt expense previously charged
to goodwill related to Qwest directories acquired in the Dex Media transaction	-	3.3

SFAS No. 123 R non-cash compensation expense	10.8	13.9

Other compensation expense related to the Business.com Acquisition	2.0	-

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements and Non-GAAP Measures - Schedule 7.

Note: These schedules are preliminary and subject to change pending the Company's filing of its Form 10-Q.

R.H. DONNELLEY CORPORATION	Schedule 5b
RECONCILIATION OF NON-GAAP MEASURES (cont'd)
(unaudited)

Amounts in millions

	Three Months Ended March 31,
	2008	2007

Reconciliation of cash flow from operations - GAAP to adjusted free cash flow and free cash flow

Cash flow from operations - GAAP	$99.9	$143.8
Add: Other compensation expense associated with the Business.com Acquisition	2.4	-
Adjusted cash flow from operations	102.3	143.8
Less: Additions to fixed assets and computer software - GAAP	10.1	13.1
Adjusted free cash flow	$92.2
Free cash flow		$130.7

	Three Months Ended March 31,
	2008	2007

Reconciliation of interest expense - GAAP to adjusted interest expense (4)

Interest expense - GAAP	$195.9	$201.6
Plus: Fair value adjustment due to purchase accounting	4.3	7.6
Adjusted interest expense	$200.2	$209.2

	As of	As of
	March 31, 2008	December 31, 2007

Reconciliation of debt - GAAP to net debt - GAAP and net debt - excluding fair value adjustment (5)

Debt - GAAP	$10,080.8	$10,175.7
Less: Cash and cash equivalents	(29.9)	(46.1)
Net debt - GAAP	10,050.9	10,129.6

Less: Fair value adjustment due to purchase accounting	(99.5)	(103.8)
Net debt - excluding fair value adjustment	$9,951.4	$10,025.8

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements and Non-GAAP Measures - Schedule 7.

Note: These schedules are preliminary and subject to change pending the Company's filing of its Form 10-Q.

R.H. DONNELLEY CORPORATION	Schedule 6
STATISTICAL MEASURES
CALCULATION OF ADVERTISING SALES PERCENTAGE CHANGE OVER PRIOR YEAR PERIOD
(unaudited)

Amounts in millions, except percentages
	Three Months Ended
	March 31	December 31	September 30	June 30

2008 Advertising sales (6)	$717.6

2007 Pro forma advertising sales		$700.3	$541.6

2007 Advertising sales disclosed in 2007 Form 10-Q's	747.3			$729.0

2006 Advertising sales disclosed in 2006 Form 10-K and Form 10-Q's		682.6	533.9	724.7

Pro forma adjustments related to Business.com Acquisition	13.3	9.2	7.3	-

Adjustments primarily related to changes in publication dates	(6.6)	4.0	5.7	3.0

2007 Pro forma advertising sales	$754.0

2006 Pro forma advertising sales		$695.8	$546.9

2006 Advertising sales				$727.7

Pro forma advertising sales percentage change over prior year period	(4.8%)	0.7%	(1.0%)

Advertising sales percentage change over prior year period				0.2%

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements and Non-GAAP Measures - Schedule 7.

Note: These schedules are preliminary and subject to change pending the Company's filing of its Form 10-Q.

R.H. DONNELLEY CORPORATION	Schedule 7
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AND NON-GAAP MEASURES

(1)
Revenue with respect to print advertising, and Internet-based advertising products that are bundled with print advertising, is recognized under the deferral and amortization method, whereby revenue is initially deferred when a directory is published and recognized ratably over the directory’s life, which is typically 12 months. Revenue with respect to Internet-based services that are not bundled with print advertising, such as SEM and SEO services, is recognized as delivered or fulfilled.

Certain prior period amounts included in the unaudited condensed consolidated statement of operations have been reclassified to conform to the current period’s presentation. Beginning in the fourth quarter of 2007, we began classifying adjustments for customer claims to sales allowance, which is deducted from gross revenue to determine net revenue. In prior periods, adjustments for customer claims were included in bad debt expense. Accordingly, we have reclassified adjustments for customer claims and bad debt expense for the three months ended March 31, 2007 by $1.5 million to conform to the current period’s presentation. These reclassifications had no impact on operating income or net income for the three months ended March 31, 2007.

(2)
We performed impairment tests as of March 31, 2008 of our goodwill and definite lived intangible assets in accordance with SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”) and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”), respectively. The first step involved comparing the fair value of the Company with the carrying amount of our assets and liabilities, including goodwill. The fair value of the Company was determined using a market based approach, which reflects the market value of our debt and equity securities as of March 31, 2008. As a result of our testing, we determined that the Company’s fair value was less than the carrying amount of our assets and liabilities, requiring us to proceed with the second step. In the second step of the testing process, the impairment loss is determined by comparing the implied fair value of our goodwill to the recorded amount of goodwill. The implied fair value of goodwill is derived from a discounted cash flow analysis for the Company using a discount rate that results in the present value of assets and liabilities equal to the current fair value of the Company’s debt and equity securities. Based upon this analysis, we recognized a non-cash impairment charge of $2.5 billion during the three months ended March 31, 2008.

(3)
EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is not a measurement of operating performance computed in accordance with GAAP and should not be considered as a substitute for operating income or net income prepared in conformity with GAAP. In addition, EBITDA may not be comparable to similarly titled measures of other companies. EBITDA for the three months ended March 31, 2008 and 2007 includes charges of $10.8 million and $13.9 million, respectively, for stock-based compensation in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123 (R), Share-Based Payment ("SFAS No. 123 (R)"). As a result of purchase accounting required by GAAP, we recorded the deferred directory costs related to Qwest directories that were scheduled to publish subsequent to the Dex Media Merger at their fair value, determined as (a) the estimated billable value of the published directory less (b) the expected costs to complete the directories, plus (c) a normal profit margin. We refer to this purchase accounting entry as “cost uplift.” Net income - GAAP and EBITDA for the three months ended March 31, 2007 includes approximately $17.0 million of cost uplift associated with the Dex Media transaction.

Net loss - GAAP and EBITDA for the three months ended March 31, 2008 includes approximately $2.0 million of other compensation expense related to the Business.com Acquisition, of which $2.4 million has been paid in cash during the period. EBITDA for the three months ended March 31, 2007 also excludes recoveries and other purchase accounting adjustments related to bad debt expense previously charged to goodwill of $3.3 million, related to Qwest directories acquired in the Dex Media transaction.

(4)
As a result of purchase accounting, RHD was required to adjust the carrying value of Dex Media’s debt at January 31, 2006 to its fair value. Adjusted interest expense eliminates the interest benefit resulting from the amortization of the fair value adjustment to Dex Media's debt.

(5)
Net debt - GAAP represents total debt less cash and cash equivalents on the respective date. Net debt - excluding fair value adjustments represents net debt - GAAP adjusted to remove the remaining fair value purchase accounting adjustment of Dex Media’s debt noted in footnote 4 above. The unamortized fair value adjustment at March 31, 2008 is $99.5 million.

(6)
Advertising sales is a statistical measure and consists of sales of advertising in print directories distributed during the period and Internet-based products and services with respect to which such advertising first appeared publicly during the period. It is important to distinguish advertising sales from net revenue, which is recognized under the deferral and amortization method. 2007 pro forma advertising sales assumes the Business.com Acquisition occurred on January 1, 2007.

Note: These schedules are preliminary and subject to change pending the Company's filing of its Form 10-Q.